AMENDMENT No. 2 TO THE INVESTMENT SUBADVISORY AGREEMENT

      This Amendment ("Amendment") to the Investment Subadvisory Agreement (defined below), is effective as of April 1, 2010, by and among Vantagepoint Investment Advisers, LLC, a Delaware limited liability company ("Client"), Artisan Partners Limited Partnership,a
Delaware limited partnership ("Subadviser"), and The Vantagepoint Funds, a Delaware
statutory trust (the "Funds").

      WHEREAS, the Client, Artisan Partners Holdings LP and the Funds entered into an InvestmentSubadvisory Agreement dated September 30, 2002, as amended
December 31, 2004 (the "Agreement"),
with respect to the Vantagepoint International Fund;

      WHEREAS, the Client and the Funds consented to the assignment and assumption of all of the rights and obligations of Artisan
Partners Holdings LP under the Agreement to the Subadviser by an
Assignment, Assumption and Consent Agreement dated as of June 17, 2009;and

      WHEREAS, the Client, Subadviser and the Funds desire to amend the
Agreement as set forth below.
      NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties hereto agree as follows:

1. Schedule A (Fee Schedule) to the Agreement is hereby deleted and replaced with the new Schedule A (Fee Schedule) attached to this Amendment.

2. All other provisions of the Agreement remain in full force and effect.

3. Unless otherwise defined in this Amendment, all terms used in this Amendmentshall have the same meaning given to them in the Agreement.

4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto execute this Amendment effective as of the date first set forth above.

 THE VANTAGEPOINT FUNDS, on behalf of the Vantagepoint International Fund

 By: /s/ Angela Montez
  Angela Montez
  Secretary

 Approved by: /s/ Wayne Wicker
   Wayne Wicker
   Senior Vice President and Chief Investment Officer
   Vantagepoint Investment Advisers, LLC

      VANTAGEPOINT INVESTMENT ADVISERS, LLC

      By: /s/ Angela Montez
  Angela Montez
  Assistant Secretary
  ICMA Retirement Corporation

 Approved by: /s/ Wayne Wicker
   Wayne Wicker
   Senior Vice President and Chief Investment Officer
   Vantagepoint Investment Advisers, LLC

 ARTISAN PARTNERS LIMITED PARTNERSHIP
      By:  Artisan Investments GP LLC, its general partner

 By: /s/ Janet Olsen
  Janet D. Olsen
  Vice President

Schedule A

VANTAGEPOINT INVESTMENT ADVISERS, LLC

THE VANTAGEPOINT FUNDS

Fee Schedule
For

Artisan Partners Limited Partnership

Vantagepoint International Fund

The Subadviser's quarterly fee shall be calculated based on the average daily net assetvalue of the assets under the Subadviser's
management as provided by the Client orCustodian, at
Client's discretion, based on the following annual rate.

First $100 million   0.70%
Over $100 million  0.60%
  Exhibit (d)(116)

20949833.2

20949833.2